Exhibit 99(i)

KEYCORP STUDENT LOAN TRUST 2002-A

KEY EDUCATION RESOURCES – BOSTON

Statement of Compliance with
Specifically Identified Requirements

December 31, 2004

(With Independent Accountants’ Report Thereon)

Independent Accountants’ Report

JPMorgan Chase Bank
as Eligible Lender Trustee

We have examined Key Education Resources – Boston’s (Sub-Servicer) assertions with respect to Sections 3.03, 3.04, 4.01, 4.02, 4.03, 4.08, 5.02, and 5.03 of the Sale and Servicing Agreement dated September 1, 2002, about the Sub-Servicer’s compliance with the servicing of the KeyCorp Student Loan Trust 2002-A KeyCareer Loan student loans as of December 31, 2004, and for the year then ended, as indicated in the accompanying Statement of Compliance with Specifically Identified Requirements. The Sub-Servicer is responsible for the Sub-Servicer’s compliance with those requirements. Our responsibility is to express an opinion on the Sub-Servicer’s assertions about compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Sub-Servicer’s compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Sub- Servicer’s compliance with specified requirements.

In our opinion, the Sub-Servicer’s assertions with respect to Sections 3.03, 3.04, 4.01, 4.02, 4.03, 4.08, 5.02, and 5.03 of the Sale and Servicing Agreement dated September 1, 2002, included in the accompanying Statement of Compliance with Specifically Identified Requirements as of December 31, 2004, and for the year then ended, are fairly stated in all material respects. This report is intended solely for the information and use of Key Education Resources – Boston (subservicer),

KeyBank National Association (administrator and master servicer), JPMorgan Chase Bank (formerly known as Bank One, National Association) (eligible lender trustee), JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank) (indenture trustee), and Ambac Assurance Corporation (securities insurer) and is not intended to be and should not be used by anyone other than these specified parties.

/S/KPMG LLP

February 25, 2005

KEY EDUCATION RESOURCES – BOSTON

Statement of Compliance with Specifically Identified Requirements

Key Education Resources – Boston has complied with the specifically identified servicing requirements for the KeyCorp Student Loan Trust 2002-A, with respect to Sections 3.03, 3.04, 4.01, 4.02, 4.03, 4.08, 5.02, and 5.03 of the Sale and Servicing Agreement dated September 1, 2002 (the Agreement), relating to the KeyCareer Loan student loans.

I.	COMPLIANCE

Compliance with the aforementioned Sections of the Agreement relating to the KeyCareer Loans is limited to the following requirements contained in the Product Layout for KeyCareer Loans.

We have complied with the following Sections of the Product Layout relating to the KeyCareer Loans as of December 31, 2004 and for the year then ended:

“Eligible Borrower”

“Eligible Institution”

“Loan Limits”

“Price”

“Repayment”

II.	NONCOMPLIANCE

No items noted.

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